September 23, 2019

Dear Nina,

Akerna Corp. (the "Company") is pleased to offer you an at-will employment position in our organization. We are excited about the potential that you bring to our company.

Your job title will be Chief Revenue Officer. You will initially manage the sales and customer success departments. You will report directly to Jessica Billingsley, Chief Executive Officer ("CEO").

Although subject to change based on management decisions, your tasks will include but are not limited to:

Charter: *Oversee all day-to-day business revenue operations and ensure achievement of goals, all the while developing the organization's capacity for growth and success over time.*

Priorities:

1. Organizational Alignment. 20%
Establish clear direction and guidance with regard to organizational revenue strategy, priorities, and committed outcomes across all revenue-generating functions of the organization. Ensure all plans, initiatives, and activities are aligned across functional teams, with collaboration and focus. Address and resolve financial and human resource constraints as needed to support overall success.

2. Operational Performance. 30%
Direct and evaluate overall revenue performance of the organization. Evaluate target vs. actual results for Key Performance Indicators, strategic initiatives, and committed deliverables. Identify meaningful gaps and develop action plans with senior leaders to address any current or potential gaps in performance. Develop transparent organizational reporting.

3. New Business Growth. 10%
Partner with the CEO to identify and analyze growth potential via new customer segments, new geographies, and new or expanded lines of business. Create targeted growth strategies, and develop and execute on plans to deliver profitable growth. Capitalize on the integration of acquired companies to accelerate profitable growth for the business overall.

4. Customer Growth. 10%

   Work with the Chief Operating Officer to develop customer-specific growth plans. Leverage your reputation to expand solutions sold to customers. Identify opportunities to provide a higher level of service through innovative service models. Maintain relationships between Business Development and Operations teams in support of growth planning and execution.

5. Innovation and Thought Leadership. 10%

   Serve as a thought leader for the business, driving innovation based on broad industry trends, technological advances in the industry, evolving customer needs, and solutions that enable the workforce to deliver world-class products and services. Develop mechanisms to share strategic insights and make innovation a sustained priority.

6. Talent Development. 10%

   Attract, hire, develop, and retain a world-class, high-performance workforce in support of organizational success. Create people plans for each revenue-generating area of the business with specific strategies to source and retain talent in line with industry best practices and internal priorities. Prioritize the development and advancement of talent across the organization.

7. Marketing and Demand Creation. 5%

   Partner with all senior leaders to develop and evolve the Company's brand, positioning, and external communications. Leverage multiple channels to engage the market, prospects, customers, acquisition candidates, and potential employees in support of the organization's strategy and success. Build a pipeline of business and candidates to fuel growth.

8. Growth Planning. 5%

   Work with leaders across the organization to anticipate, plan for, and accommodate growth of the business over time. Develop organizational structures that scale and can be adaptive as the needs of the business evolve. Ensure organizational readiness for growth in all areas.

Change in Control

In the event of a Change in Control (as defined below) of the Company, if any of your restricted stock units or other equity interests have not yet vested, then upon consummation of the Change in Control such restricted stock units or other equity interests shall immediately vest. Such vesting is subject to your compliance with the terms and conditions contained herein and with policies and procedures implemented by the Company

The term "Change in Control" means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (A) and (B) of this definition below, a "Change in Control" shall not be deemed to have occurred if the applicable third party acquiring the Company is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(A) An acquisition (whether directly from the Company or otherwise) of fifty percent (50%) or more of the Company's then outstanding shares of stock by any "Person" (as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or more than one Person acting as a group, immediately after which such Person or group has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act).

(B) Individuals who, as of the effective date of your employment constitute the entire Board of Directors (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender

offer, proxy contest, merger or similar transaction, to constitute at least a majority of the entire Board of Directors; *provided* that any individual becoming a director of the Company subsequent to the effective date of your employment shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but *provided* further, that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a "Person" (as that term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

(C) Approval by the Board of Directors and, if required, stockholders of the Company, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change in Control):

(i) A merger, consolidation or reorganization involving the Company, where either or both of the events described in paragraphs (A) and (B) above would be the result;

(ii) A liquidation or dissolution of, or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person or more than one Person acting as a group (other than a transfer to a subsidiary of the Company).

Compliance with Policies and Procedures

You will also be responsible for compliance with policies and procedures implemented by the Company. Once you begin, you will be provided a copy of our policies and procedures. Since these policies and procedures are subject to change, we recommend you revisit them on a regular basis. Always feel free to speak with your supervisor or human resources if you have any questions.

Compensation

Your initial compensation package includes an annual salary of $200,000 and an approximate grant of $1,000,000 of restricted stock units (the "RSUs"), which, subject to continued employment with the Company and the terms of the RSU award letter, will vest as to 25% on the first anniversary of the grant date, as to the next 25% on the second anniversary of the grant date, as to the next 25% on the third anniversary of the grant date and as to the remaining 25% on the fourth anniversary of the grant date. Based upon the goals and objectives agreed to in the performance development planning process with the Board and CEO, you may be eligible for a bonus. The bonus plan will be based on the formula determined by the Company for that year.

You will be entitled to receive, upon appropriate documentation regarding such expenses, a reimbursement of reasonable expenses incurred in connection with your relocation to Denver, Colorado; provided, however, such reimbursement will be limited to $5,000. You will also receive medical coverage through the Company's employee benefit plan, and parking, and expense reimbursement within guidelines. Your salary and benefits are subject to change. You will be notified of any changes to your compensation or benefits.

Compensation Upon Termination without Cause or for Good Reason

If your employment with the Company is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below), you will be entitled to: (i) receive your base salary through the date

of termination (the "Termination Date"); and (ii) the immediate vesting of thirty three percent (33%) of the RSUs that are unvested on the Termination Date.

For purposes of this letter agreement, "Cause" means: (i) a material breach by you of any agreement between you and the Company; (ii) your conviction or plea to, or confession of guilt of, a felony under federal or state law or a crime under federal or state law that involves your fraud or dishonesty; (iii) your fraudulent, dishonest or illegal conduct in the performance of services for or on behalf of the Company or any other conduct that violates the policies of the Company; (iv) your engaging in conduct that is reasonably likely to cause harm to the reputation, business or operations of the Company, as determined by the Board of Directors of the Company in good faith, regardless of whether such conduct is within the scope of your duties; (v) your insubordination, negligence, willful misconduct or failure to comply with directions of the Board of Directors; provided, however, that the Board of Directors has notified you of such acts that constitute a finding of the preceding acts and you have a period of ten (10) days to cure such acts; or (vi) your engagement in any sexual relations with any employee of the Company or any harassment or discrimination of or against the Company's employees, customers or vendors in violation of Company polices with respect to such conduct.

For purposes of this letter agreement, "Good Reason" means: (i) a material diminution in your duties, responsibilities or compensation (which, for the avoidance of doubt, shall exclude your termination of employment by the Company with Cause); or (ii) a material breach by the Company of this letter agreement, which occurrence in (i) or (ii) above has not been cured within thirty (30) days following the receipt of written notice thereof by the Company from you; provided, however, if such occurrence cannot reasonably be corrected within thirty (30) days of the written notice thereof, the Company must commence correction within such period and diligently pursue such correction to completion within a reasonably period thereafter.

I will send you certain documents, including the Employee Covenant Agreement, for your review and signature via DocuSign. If you have any questions regarding the documents, please do not hesitate to ask. You will be required to sign the documents sent to you prior to your commencement of employment.

We look forward to your arrival at our company and the contributions we hope you will make to our growth. Please let me know if you have any questions or if I can do anything to make your arrival easier.

Sincerely,

Jessica Billingsley
CEO

Accepted by:

____
Nina Simosko